Exhibit 99.1

Quanex Building Products Announces
Changes to the Board of Directors

HOUSTON, TEXAS, November 2, 2021 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced the appointment of Jason D. Lippert, age 49, to its Board of Directors (the “Board”) effective immediately. The Company also announced that William C. Griffiths, age 70, will retire as Executive Chairman of the Board, effective February 21, 2022, but plans to continue serving as Non-Executive Chairman of the Board. In addition, Joseph D. Rupp, age 71, plans to retire as a Director at the end of his current term and not stand for re-election.

George Wilson, President and Chief Executive Officer, stated, “Jason’s leadership skills combined with his manufacturing and operations expertise will add value to our Board, which will ultimately benefit shareholders. We are pleased to have Jason join our Board and look forward to his tenure. Furthermore, we are also delighted that Bill plans to continue serving as Non-Executive Chairman. Bill’s leadership and strategic vision will continue to add value to the Board and to Quanex in general. I would also be remiss not to thank Joe for his many contributions over the years.”

Bill Griffiths, Executive Chairman, commented, “Jason has a proven track record of transforming businesses and delivering results that create value for shareholders. I’m confident his addition to the Board will prove beneficial over time and I look forward to working with him and the other Board members as Non-Executive Chairman. Moreover, Joe has served this Board well over many years so it goes without saying that his strong leadership and industry expertise will be missed, but we wish him well in retirement.”

Mr. Lippert became Chief Executive Officer of LCI Industries (NYSE: LCII) in May 2013, was also appointed President of the Company in May 2019, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 25 years of experience with LCI and its subsidiaries, beginning his career with the company as a Management Trainee and subsequently serving in a wide range of leadership positions since that time. Mr. Lippert earned a Bachelor of Science in Business Administration, Accounting & Business Management from Miami University in Oxford, Ohio.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.  Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com